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Exhibit 5.1

MAPLES AND CALDER
CAYMAN EUROPE AND ASIA

WH Holdings (Cayman Islands) Limited
P.O. Box 309GT,
Ugland House,
South Church Street,
George Town,
Grand Cayman,
Cayman Islands

9th June, 2004

Dear Sirs,

WH Holdings (Cayman Islands) Limited

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by WH Holdings (Cayman Islands) Limited, a Cayman Islands exempted company incorporated with limited liability (the "Company"), with the Securities and Exchange Commission on or about June 9, 2004 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 997,201 Common Shares, par value $0.001 per share of the Company (the "Shares") for issuance pursuant to the Company's Stock Incentive Plan and the Independent Director's Stock Option Plan (the "Plans").

        As Cayman Islands counsel to the Company, we have examined the corporate authorizations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

        It is our opinion that the Shares to be issued by the Company have been duly and validly authorized, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and the Compensation Committee (to whom the Board of Directors have delegated their powers with respect to approval of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ MAPLES AND CALDER

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  Exhibit 5.1